Exhibit 99.1
RHOZET CORPORATION
AUDITED FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 AND THE YEARS
ENDED JUNE 30, 2007 AND 2006
TABLE OF CONTENTS

Report of Independent Auditors
Audited Financial Statements
Balance Sheets
Statement of Operations
Statement of Changes in Mandatorily Redeemable Convertible Preferred Stock and Shareholders’ Deficit
Statements of Cash Flows
Notes to Financial Statements

Report of Independent Auditors
To the Board of Directors and Shareholders of Rhozet Corporation:
In our opinion, the accompanying balance sheets and the related statements of operations, changes in mandatorily redeemable convertible preferred stock and shareholders’ deficit and cash flows present fairly, in all material respects, the financial position of Rhozet Corporation at June 30, 2007 and June 30, 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Jose, California
October 15, 2007

RHOZET CORPORATION
BALANCE SHEETS

	June 30,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$458,759	$658,745
Accounts receivable, net of allowances of $12,285 and $0	634,331	216,031
Prepaid expenses and other current assets	20,647	436

Total current assets	1,113,737	875,212
Property and equipment, net	111,734	35,368
Intangibles, net	263,750	342,083
Other assets	25,048	—

Total assets	$1,514,269	$1,252,663

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$44,214	$12,482
Deferred revenue	1,848,206	327,115
Accrued liabilities	240,402	22,055

Note payable to shareholder	—	1,298,500

Total current liabilities	2,132,822	1,660,152
Other non-current liabilities	14,858	—
Deferred revenue, non-current	19,767	52,501

Total liabilities	2,167,447	1,712,653

Shareholders’ deficit
Common stock, no par value, 10,000,000 shares authorized; 2,298,500 and 1,000,000 shares issued and outstanding at June 30, 2007 and 2006, respectively	2,883,790	1,000,000
Accumulated deficit	(3,536,968)	(1,459,990)

Total shareholders’ deficit	(653,178)	(459,990)

Total liabilities and shareholders’ deficit	$1,514,269	$1,252,663

The accompanying notes are an integral part of these financial statements.

RHOZET CORPORATION
STATEMENTS OF OPERATIONS

	Year Ended June 30,
	2007	2006

Revenue	$1,505,833	$316,660
Cost of sales	363,040	93,061

Gross profit	1,142,793	223,599

Operating expenses:
Research and development	1,730,204	872,437
Selling, general and administrative	1,493,060	200,003

Total operating expenses	3,223,264	1,072,440

Loss from operations	(2,080,471)	(848,841)
Other income, net	3,493	5,558

Loss before income taxes	(2,076,978)	(843,283)
Provision for income taxes	—	—

Net loss	$(2,076,978)	$(843,283)

The accompanying notes are an integral part of these financial statements.

RHOZET CORPORATION
STATEMENTS OF CHANGES IN MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ DEFICIT

	Mandatorily Redeemable
	Convertible Preferred Stock		Common Stock		Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Deficit	Deficit

Balance at June 30, 2005	500,000	$500,000	500,000	$500,000	$(616,707)	$(116,707)
Net loss				—	(843,283)	(843,283)
Conversion of mandatorily redeemable convertible preferred stock to common stock	(500,000)	(500,000)	500,000	500,000	—	500,000

Balance at June 30, 2006	—	—	1,000,000	1,000,000	(1,459,990)	(459,990)
Net loss				—	(2,076,978)	(2,076,978)
Conversion of note payable to common stock			1,298,500	1,298,500	—	1,298,500
Stock-based compensation				585,290	—	585,290

Balance at June 30, 2007	—	$—	2,298,500	$2,883,790	$(3,536,968)	$(653,178)

The accompanying notes are an integral part of these financial statements.

RHOZET CORPORATION
STATEMENTS OF CASH FLOWS

	Year Ended June 30,
	2007	2006

Cash flows from operating activities:
Net loss	$(2,076,978)	$(843,283)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of intangibles	178,333	145,000
Depreciation	35,009	9,548
Stock-based compensation	585,290	—
Changes in assets and liabilities:
Accounts receivable	(418,300)	(190,538)
Prepaid expenses and other assets	(45,259)	5,248
Accounts payable	31,732	12,482
Deferred revenue	1,488,357	206,198
Accrued and other liabilities	233,205	2,077

Net cash provided by (used in) operating activities	11,389	(653,268)

Cash flows used in investing activities:
Acquisition of property and equipment	(111,375)	(26,682)
Acquisition of intangibles	(100,000)	—

Net cash used in investing activities	(211,375)	(26,682)

Cash flows from financing activities:
Proceeds from issuance of note payable	—	1,199,000

Net cash provided by financing activities	—	1,199,000

Net increase (decrease) in cash and cash equivalents	(199,986)	519,050
Cash and cash equivalents at beginning of period	658,745	139,695

Cash and cash equivalents at end of period	$458,759	$658,745

Non-cash investing and financing activities:
Conversion of mandatorily redeemable convertible preferred stock to common stock	$—	$500,000
Conversion of note payable to common stock	$1,298,500	$—
The accompanying notes are an integral part of these consolidated financial statements.

RHOZET CORPORATION
NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED JUNE 30, 2007 AND 2006
1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization—Rhozet Corporation, a California corporation, (“we”, “the Company”), was established in July 2004. Rhozet markets and sells software for transcoding applications. Rhozet offers software-based universal transcoding solutions that facilitate the creation of multi-format video for Internet, mobile and broadcast applications.
Basis of Presentation—The financial statements include Rhozet Corporation.
Use of Estimates—Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results may differ from these estimates.
Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with original or remaining maturities of less than three months at the date of purchase to be cash equivalents.
Concentration of Credit Risk—Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. The Company’s cash equivalents consist of checking accounts. The Company’s accounts receivables are from technology and internet companies.
Three customers represented approximately 13.8%, 13.0%, and 11.3% of the Company’s net accounts receivable for the year ended June 30, 2007. For the year ended June 30, 2006, four customers represented approximately 36.9%, 22.0%, 11.6%, and 11.1% of the Company’s net accounts receivable.
In fiscal years 2007 and 2006, sales to one customer accounted for 14.9% and 41.6% of net sales, respectively.
Certain Significant Risks and Uncertainties—The Company operates in a rapidly changing environment, and accordingly, can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company in terms of its future financial position, results of operations or cash flows: ability to increase revenues, the hiring, training, and retention of key employees; market acceptance of the Company’s products and services; arbitration, litigation, or other claims against the Company; changes in the regulatory environment; product introductions by competitors and price competition; and the ability to obtain additional financing to grow.
Property and Equipment—Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of three to five years.
Intangible Assets—Intangible assets represent purchased intangible assets. Purchased intangible assets include intellectual property and a proprietary software license. Intangible assets are amortized over their expected useful life which is three to four years for intellectual property and five years for the software license.
Impairment of Long-Lived Assets—Long-lived assets, such as other intangibles and property and equipment, are evaluated for recoverability when indicators of impairment are present. The Company evaluates the recoverability of other intangible assets and long-lived assets on the basis of undiscounted cash flows for each group. If impairment is indicated, provisions for impairment are determined based on the fair value, using discounted cash flows.
Revenue Recognition—The Company earns revenue under arrangements with its customers related to the licensing of software, post-contract customer support, and other service arrangements. The Company’s revenues are recognized in conformity with Statement of Position No. 97-2, Software Revenue Recognition (“SOP 97-2”).

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collectibility is probable. As the Company has not established vendor-specific objective evidence (“VSOE”) of fair value of post-contract customer support, as required under SOP 97-2, revenue is deferred and recognized ratably over the period over which post-contract customer support will be provided.
Software Development Costs—Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. The costs to develop such software have not been capitalized as the Company believes its current software development process is essentially completed concurrent with the establishment of technological feasibility.
Income Taxes—The Company accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes, net operating loss carryforwards, and other tax credits measured by applying currently enacted tax laws. Valuation allowances are provided when necessary to reduce deferred tax assets to an amount that is more likely than not to be realized.
Stock-Based Compensation— On July 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options based upon the grant-date fair value of those awards. In addition, we have applied the provisions of Staff Accounting Bulletin No. 107 (“SAB 107”), issued by the Securities and Exchange Commission, in our adoption of SFAS No. 123(R).
The Company adopted SFAS 123(R) using the prospective transition method, which requires the application of the accounting standard as of July 1, 2006, the first day of the Company’s fiscal year 2007. There were no options issued or outstanding prior to July 1, 2006. The Company’s Financial Statements as of and for the year ended June 30, 2007 reflect the impact of SFAS 123(R). Stock-based compensation expense recognized under SFAS 123(R) for the year ended June 30, 2007 was $585,290, which consisted of stock-based compensation expense related to employee equity awards. There was no stock-based compensation expense related to employee equity awards recognized during the year ended June 30, 2006 since there were no options issued or outstanding.
SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The fair value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period in the Company’s Statement of Operations.
As stock-based compensation expense recognized in our results for the year ended June 30, 2007 is based on awards ultimately expected to vest, SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.
The fair value of share-based payment awards is estimated at grant date using a Black-Scholes option pricing model. The Company’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by a number of highly complex and subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.
Rhozet currently does not expect to receive any tax benefits in fiscal 2007 for any expense deductions resulting from expensing of stock options. On November 10, 2005 the FASB issued FASB Staff Position No. FSP FAS 123(R)-3, Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards. Rhozet currently provides a valuation allowance for all of its deferred tax assets, and a valuation allowance has also been provided for deferred tax assets related to nonqualified stock options.
The fair values of the stock options are estimated on grant date for employees using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Employee Stock Options
Year Ended
June 30, 2007

Expected term (years)	5.9
Volatility	81%
Risk-free interest rate	4.5%
Dividend yield	0.0%
The expected term for employee stock options represents the weighted-average period stock option that the stock options are expected to remain outstanding. We derived the expected term using historical information and projected stock option exercise information. As alternative sources of data become available in order to determine the expected term we will incorporate these data into our assumption.
We use the historical volatility over the expected term of the options of a set of peer industry companies to estimate the expected volatility. We believe that the industry peer group volatility, at this time, represents fairly the future volatility of our common stock. We will continue to monitor relevant information to measure expected volatility for future option grants.
The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of our employee stock options. The dividend yield assumption is based on our history and expectation of dividend payouts.
Comprehensive Loss—There are no differences between comprehensive loss as defined by SFAS No. 130, Reporting Comprehensive Income, and net loss as reported in the Company’s statements of operations.
Recently Issued Accounting Pronouncements—In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS No. 157). This statement clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We have not determined the effect, if any, the adoption of this statement in the first quarter of 2008 will have on our results of operations or financial position.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 expands the use of fair value accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. Under SFAS 159, a company may elect to use fair value to measure accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees and issued debt. Other eligible items include firm commitments for financial instruments that otherwise would not be recognized at inception and non-cash warranty obligations where a warrantor is permitted to pay a third party to provide the warranty goods or services. If the use of fair value is elected, any upfront costs and fees related to the item must be recognized in earnings and cannot be deferred, e.g., debt issue costs. The fair value election is irrevocable and generally made on an instrument-by-instrument basis, even if a company has similar instruments that it elects not to measure based on fair value. At the adoption date, unrealized gains and losses on existing items for which fair value has been elected are reported as a cumulative adjustment to beginning retained earnings. Subsequent to the adoption of SFAS 159, changes in fair value are recognized in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007 and is required to be adopted by the Company in the first quarter of fiscal 2009. We are currently determining whether fair value accounting is appropriate for any of our eligible items and cannot estimate the impact, if any, which SFAS 159 will have on our results of operations and financial condition.
In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. FIN 48 will be effective for fiscal years beginning after December 15, 2006. We are currently in the process of evaluating the effect, if any, FIN 48 will have on our financial statements.

2. INTANGIBLES
For the years ended June 30, 2007 and 2006, the Company recorded a total of $178,333 and $145,000 in each fiscal year, respectively, of amortization expense for identified intangibles. The following is a summary of intangible assets as of June 30, 2007 and 2006:

	June 30, 2007			June 30, 2006
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Identified intangibles:
Intellectual property	$520,000	$(339,583)	$180,417	$420,000	$(201,250)	$218,750
Software license	200,000	(116,667)	83,333	200,000	(76,667)	123,333

Total other intangibles	$720,000	$(456,250)	$263,750	$620,000	$(277,917)	$342,083

The estimated future amortization expense for identified intangibles is:

Amount

2008	$178,333
2009	62,085
2010	23,332

Total	$263,750

3. BALANCE SHEET DETAILS
Balance sheet details as of June 30, 2007 and 2006 are as follows:
Property and Equipment

	2007	2006

Property and equipment:
Computers and other equipment	$141,580	$49,132
Furniture	19,452	525

	161,032	49,657
Less: accumulated depreciation	(49,298)	(14,289)

	$111,734	$35,368

4. STOCKHOLDERS’ EQUITY
Mandatorily Redeemable Convertible Preferred Stock—Prior to May 4, 2006, the Company was authorized to issue up to 1,000,000 shares of mandatorily redeemable convertible preferred stock (“Preferred Stock”). On May 4, 2006, holders of Preferred Stock exercised their conversion option resulting in the conversion of the 500,000 outstanding Preferred Stock shares into common stock at an exchange ratio of 1:1. In addition, the Company’s Articles of Incorporation were amended on May 4, 2006 eliminating the authorization of Preferred Stock.
The holders of Preferred Stock had various rights with respect to conversion, voting, dividends and liquidation as follows:
Conversion—Each share of Preferred Stock shall be convertible, at any time after the date of issuance of such share and upon the occurrence of triggering events as set forth in the Articles of Incorporation into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series. The initial Conversion Price per share for shares of Preferred Stock shall be the Original Issue Price applicable to such shares, (as adjusted from time to time as provided, the “Conversion Price”). Provided that all declared and unpaid dividends on the Preferred Stock, have been paid to the holders of Preferred Stock, each share of Preferred Stock shall automatically be converted into shares of Common Stock at the conversion rate at the time in effect for Preferred Stock immediately upon the earlier of (i) this Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended, the public offering price of which was not less than $1.00 per share (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like) and resulting in net proceeds to this Corporation of not less than $30,000,000 in the aggregate (before deducting underwriters’ commissions and expenses) (a “Qualified Public Offering”) or (ii) the date specified by written consent or agreement of the holders of a two-thirds (2/3) of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).
Voting—The holder of each share of Preferred Stock shall have no voting rights except as provided by law and as provided elsewhere in these Articles pertaining solely to rights and preferences of Preferred Stock. The holder of each share of Preferred Stock shall not have voting rights or powers pertaining to the rights of the holders of Common Stock nor shall such holder of Preferred Stock be entitled to vote with respect to any question upon which holders of Common stock have the right to vote except as provided by law.
Dividends—The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder hereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of the Company, at the price of $0.10 per share (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like) payable when, as, and if declared by the Board of Directors. Such dividends shall not be cumulative. Except as provided by law, the holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive upon the affirmative vote or written consent of the holder of at least a majority of the Preferred Stock then outstanding (voting together as a single class and not as a separate series and on an as-converted basis). In addition, except as provided by law, the holders of Preferred Stock shall be entitled to participate in dividends and distributions declared and paid on Common Stock (other than such dividends and distributions of additional shares of Common Stock) on an as-converted basis.
Liquidation—In the event of any Liquidation Event (as defined below) of the Company, either voluntary or involuntary, the holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to $1.00 plus declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the amount of such stock owned by each such holder.
Upon the completion of the distribution required above, the remaining assets of the Company available for distribution to shareholders shall be distributed among the holders of Preferred Stock and Common Stock, pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Preferred Stock).
Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.
A “Liquidation Event” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets, (B) the consummation of the merger or consolidation of the Company or a subsidiary of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities, if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company, or (D) a liquidation, dissolution or winding up of the Company, provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of a two-thirds (2/3) of the outstanding Preferred Stock (voting together as a single class and not as a separate series, and on an as-converted basis).
Common Stock—During the fiscal year ended June 30, 2006, the Company issued 500,000 shares of common stock upon conversion of 500,000 shares of preferred stock. During the fiscal year ended June 30, 2007, the Company issued 1,298,500 shares of common stock upon conversion of notes payable.
Stock Options—In July 2006, the Company adopted the 2006 Stock Option Plan (the “Plan”) and reserved 1,000,000 shares of common stock for issuance to employees or consultants under the Plan. Options may be either incentive or nonstatutory stock options and generally become exercisable over a three-year period as determined by the Board of Directors. If unexercised, options will expire upon the earlier of 10 years from the date of grant or 30 days after termination as an employee or service provider of the Company. Option awards provide for accelerated vesting if there is a change in control.

Activity in the Plan was as follows:

	Shares Available	Stock Options	Weighted Average
	for Grant	Outstanding	Exercise Price
Balance at June 30, 2006	—	—	$—
Shares authorized	1,000,000	—	—
Options granted	(499,000)	499,000	1.00
Options exercised	—	—	—
Options canceled	—	—	—
Options expired	—	—	—

Balance at June 30, 2007	501,000	499,000	1.00

Options vested and exercisable as of June 30, 2007		301,801	$1.00

Options vested and expected-to-vest as of June 30, 2007		499,000	$1.00

The weighted-average fair value of options granted was $2.08 for 2007.
Fair market value has been determined based on retroactive valuations for the fair market value of the Company’s common stock at each grant date.
Stock options granted during the twelve months prior to June 30, 2007 were as follows:

			Fair value estimate
	Number of		per share of	Intrinsic value
Date of issuance	options granted	Exercise price	common stock	per share
December 2006	485,000	$1.00	$2.44	$1.44
April 2007	7,000	1.00	3.39	2.39
June 2007	7,000	1.00	5.01	4.01
The following table summarizes information regarding stock options outstanding at June 30, 2007:

	Stock Options Outstanding		Stock Options Exercisable
		Weighted-Average
		Remaining
Range of Exercise	Number Outstanding at	Contractual Life	Weighted-Average	Number Exercisable	Weighted Average
Prices	June 30, 2007	(Years)	Exercise Price	at June 30, 2007	Exercise Price
$1.00	499,000	9.5	$1.00	301,801	$1.00

	499,000	9.5	$1.00	301,801	$1.00

The weighted-average remaining contractual life for all exercisable stock options at June 30, 2007 was 9.4 years. The weighted-average remaining contractual life of all vested and expected-to-vest stock options at June 30, 2007 was 9.5 years.
Aggregate pre-tax intrinsic value of options outstanding and exercisable at June 30, 2007 was $1.6 million. The aggregate intrinsic value of stock options vested and expected-to-vest net of estimated forfeiture was $2.7 million at June 30, 2007.
Stock-based Compensation
The following table summarizes stock-based compensation costs for employees for the year ended June 30, 2007:

Year Ended
(In thousands)	June 30, 2007
Employee stock-based compensation in:
Cost of sales	56,812
Research and development expense	401,348
Sales, general and administrative expense	127,130

Total stock-based compensation	585,290

As of June 30, 2007, total unamortized stock-based compensation cost related to unvested stock options was $454,763, with the weighted average recognition period of 1.2 years.
Shares Reserved for Future Issuance—At June 30, 2007, the Company has reserved shares of common stock for future issuance as follows:

Stock options outstanding	499,000
Stock options available for grant	501,000

Total	1,000,000

5. LEASES
Rent expense for the years ended June 30, 2007 and 2006, was $107,529 and $36,850, respectively. In December 2006, the Company executed a lease agreement for a new location in Santa Clara, California. The agreement between Jackson Plaza LLC and Rhozet Corporation provides for a 36-month lease period and includes a lease term beginning December 1, 2006, and ending on November 30, 2009. Rent expense for the fiscal years ending June 30, 2008, 2009 and 2010 will be $135,660, $135,660 and $56,525, respectively. The agreement provides an option to renew for an additional three-year period.
6. INCOME TAXES
For the years ended June 30, 2007 and 2006, there was no provision for income taxes.
Rhozet’s provision for income taxes differed from the amount computed by applying the statutory U.S. federal income tax rate to the loss before income taxes as follows:

	June 30,
	2007	2006

Provision for income taxes at statutory rate	$(706,173)	$(286,716)
State Taxes	(119,343)	(48,455)
Losses for which no benefit is taken	622,171	335,171
Non-deductible stock compensation	198,999	—
Non-deductible meals and entertainment	4,346	—

Net provision for income taxes	$—	$—

As of June 30, 2007 and 2006, the significant components of deferred taxes consist of the following:

	June 30,
	2007	2006
Deferred tax assets:
Reserves and accruals	$928,640	$237,279
Net operating loss carryovers	244,599	345,938
Depreciation and amortization	(5,363)	(3,101)

Total deferred tax assets	1,167,876	580,116
Valuation allowance	(1,167,876)	(580,116)

Net deferred tax assets	—	—

Deferred tax liabilities:

Intangibles	—	—

Net deferred tax assets (liabilities)	$—	$—

As of June 30, 2007, the Company has approximately $0.6 million of federal and state net operating loss carryforwards available to offset future taxable income. The carryforwards expire at varying amounts beginning in 2026 for federal purposes, and 2016 for state purposes.
Realization of deferred tax assets is dependent upon future U.S. taxable income, if any, the timing and amount of which is uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by approximately $0.6 million and $0.3 million during the years ended June 30, 2007 and 2006, respectively.
The Tax Reform Act of 1986 and California Conformity Act of 1987 impose substantial restrictions on the utilization of net operating loss and tax carryforwards in the event of an “ownership change” as defined by the Internal Revenue Code. Any such ownership change would significantly limit the Company’s ability to utilize its tax carryforwards.
7. EMPLOYEE BENEFIT PLAN
The Company has a 401(k) defined contribution plan covering substantially all employees of Rhozet Corporation, a California corporation. As allowed under Section 401(k) of the Internal Revenue Code, the plan provides tax-deferred salary deductions for eligible employees.
Eligible employees may contribute up to the maximum amount set periodically by the Internal Revenue Service. The plan also allows for discretionary employer contributions. Contributions made by the Company were $30,231 and $0 for the years ended June 30, 2007 and 2006, respectively.
8. NOTES PAYABLE TO A SHAREHOLDER
In June 2005, December 2005 and February 2006 a shareholder advanced the Company three payments of $99,500 each in return for a non-interest bearing note. An additional non-interest bearing advance of $1.0 million was made by the same shareholder in March 2006. The total advance of $1,298,500 was converted to common stock by the Company through the issuance of 1,298,500 shares of common stock in July 2006.
9. SUBSEQUENT EVENT
On July 25, 2007 the Company entered into a definitive agreement to sell its business to Harmonic, Inc. (“Harmonic”). At the closing, Harmonic would acquire the business through the acquisition of the Company’s shares in a merger with a subsidiary of Harmonic. The transaction was completed on July 31, 2007.